Exhibit 4.4

FORM OF WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of ________, 2021, is between Capitol Investment Corp. VII, a Delaware corporation, (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company has received a binding commitment from Capitol Acquisition Management VII LLC and Capitol Acquisition Founder VII LLC (collectively, the “Sponsors”) and the Company’s independent directors to purchase an aggregate of 6,566,667 warrants (or 7,366,667 warrants if the underwriters’ over-allotment option is exercised in full) bearing the legend set forth in Exhibit A hereto (the “Private Placement Warrants”), pursuant to a private placement warrants purchase agreement (the “Private Placement Warrants Purchase Agreement”);

WHEREAS, the Company may issue additional up to an additional 2,000,000 warrants in consideration of certain working capital loans that may be made by the Sponsors and the Company’s officers, directors, initial stockholders or affiliates (the “Working Capital Warrants”);

WHEREAS, the Company is engaged in an initial public offering (the “Public Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-fifth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver 10,000,000 redeemable warrants (or 11,500,000 redeemable warrants if the underwriters’ over-allotment option is exercised in full) to public investors in the Public Offering (the “Public Warrants” and, together with the Private Placement Warrants and the Working Capital Warrants, the “Warrants”). Each whole Warrant will entitle the holder thereof to purchase one share of Common Stock for $11.50, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, File No. 333-252856 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, the Units and the Public Warrants and shares of Common Stock included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    Warrants.

2.1.    Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2.    Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.    Registration.

2.3.1.     Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be issued in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”). If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall deliver to the Depositary (i) written instructions to deliver to the Warrant Agent for cancellation each book-entry Public Warrant and (ii) definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”), which shall be in the form annexed hereto as Exhibit B. Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman or Co-Chairman of the Company’s board of directors (the “Board”), Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2.     Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “registered holder”) as the absolute owner of such Definitive Warrant Certificate and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.    Detachability of Warrants. The shares of Common Stock and Public Warrants comprising the Units will not be separately transferable until the 52nd day following the date of the prospectus relating to the Public Offering or, if such 52nd day is not a day, other than Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of Citigroup Global Markets Inc., as representative of the several underwriters in the Public Offering, but in no event shall the shares of Common Stock and Public Warrants comprising the Units be separately traded until (x) the Company has filed (i) a Current Report on Form 8-K that includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option in the Public Offering, if such over-allotment option is exercised prior to the filing of the Current Report on Form 8-K, and (ii) if applicable, a second or amended Current Report on Form 8-K to provide updated financial information to reflect the exercise of the underwriters’ over-allotment option, if such over-allotment option is exercised following the initial filing of such Current Report on Form 8-K, and (B) the Company has issued a press release and filed with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin (such date on when the Common Stock and Public Warrants comprising the Units are separately transferable, the “Detachment Date”).

2.5.    Private Placement Warrant and Working Capital Warrant Attributes. The Private Placement Warrants and the Working Capital Warrants will be issued in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case, as long as the Private Placement Warrants or the Working Capital Warrants are held by the initial purchasers or their Permitted Transferees (as defined in Section 5.7 hereof). Except as expressly provided herein or the context otherwise requires, the Working Capital Warrants shall be treated as Private Placement Warrants under this Agreement. Once a Private Placement Warrant or Working Capital Warrant is transferred to a holder other than a Permitted Transferee, it shall be treated as a Public Warrant hereunder for all purposes.

3.    Terms and Exercise of Warrants.

3.1.    Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent (if a physical certificate is issued), entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one share of Common Stock at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which the Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 Business Days; provided, that the Company shall provide at least 20 days prior written notice of such reduction to registered holders of the Warrants; provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2.    Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (x) the date that is 30 days after the consummation by the Company of a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”) and (y) the date that is 12 months from the closing of the Public Offering, and terminating at 5:00 p.m., New York City time on the earliest to occur of (x) the date that is five years from the consummation of the Company’s initial Business Combination, (y) other than with respect to the Private Placement Warrants and Working Capital Warrants then held by the initial purchasers or their Permitted Transferees, the Redemption Date (as defined in Section 6.2 hereof) with respect to a redemption in accordance with Section 6 hereof and (z) the Company’s liquidation (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 3.3.2 below with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined in Section 6.1 hereof), each Warrant (other than a Private Placement Warrant or a Working Capital Warrant held by the initial purchasers or their Permitted Transferees, in the event of a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide at least 20 days’ prior written notice of any such extension to registered holders.

3.3.    Exercise of Warrants.

3.3.1.     Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the registered holder thereof by delivering to the Warrant Agent at its compliance department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry position, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (an “Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the registered holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)      in lawful money of the United States, in good certified check or wire payable to the order of the Warrant Agent;

(b)      in the event of a redemption pursuant to Section 6 hereof in which the Company’s management or the Board has elected to require all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (1) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value and (2) 0.361 shares of Common Stock. Solely for purposes of this Section 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the volume-weighted average price of the Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants pursuant to Section 6 hereof;

(c)      with respect to any Private Placement Warrant or Working Capital Warrant, so long as such Private Placement Warrant or Working Capital Warrant is held by an initial purchaser of such Warrant or its Permitted Transferees, by surrendering such Private Placement Warrant or Working Capital Warrant for that number of shares of Common Stock equal to the lesser of (1) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” over the Warrant Price by (y) the Fair Market Value and (2) 0.361 shares of Common Stock. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the volume-weighted average price of the shares of Common Stock for the ten trading days ending on the third trading day prior to the date on which notice of exercise of such Private Placement Warrants or Working Capital Warrants, as the case may be, is sent to the Warrant Agent; or

(d)      as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e)      as provided in Section 7.4 hereof.

3.3.2.     Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a book-entry position or certificate or certificates, as applicable, for the number of full shares of Common Stock to which the registered holder is entitled, registered in such name or names as may be directed by the registered holder, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available, subject to the Company’s satisfying its obligations under Section 7.4 hereof. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the issuance of the shares of Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the Warrants. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. In no event will the Company be required to net cash settle a Warrant exercise. The Company may require holders of Public Warrants to settle Warrants on a “cashless basis” pursuant to Section 7.4 hereof.

3.3.3.     Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4.     Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate (in the case of a certificated Warrant), except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent or Depositary are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5.     Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.5; provided, however, no holder of a Warrant shall be subject to this Section 3.3.5 unless such holder makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as such holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the 61st day after such notice is delivered to the Company.

4.    Adjustments.

4.1.    Stock Dividends.

4.1.1.     Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (y) one minus the quotient of (1) the price per share of Common Stock paid in such rights offering divided by (2) the Fair Market Value. For purposes of this Section 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “Fair Market Value” means the volume-weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2.     Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible) (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following dividends or distributions shall be deemed an Extraordinary Dividend for purposes of this provision: (a) as described in Section 4.1.1 above; (b) any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) to the extent it does not exceed $0.50; (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial Business Combination; (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Common Stock if the Company does not complete the initial Business Combination within 24 months from the closing of the Public Offering or any extended time that the Company has to complete a Business Combination beyond 24 months as a result of a stockholder vote to amend the Company’s amended and restated certificate of incorporation or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; or (e) in connection with the redemption of all of the Company’s public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in shares of Common Stock.

4.3.    Adjustments in Exercise Price.

4.3.1.     Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2.     If (i) the Company issues additional shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board (and, in the case of any such issuance to the initial stockholders (as defined in the Registration Statement) or their respective affiliates, without taking into account any shares of Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”), held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (such price, the “New Issuance Price”) (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (iii) the volume-weighted average trading price of the Common Stock during the ten-trading day period starting on the trading day after the closing of the initial Business Combination (such price, the “Market Value”), is below $9.20 per share of Common Stock, then the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of (x) the Market Value and (y) the New Issuance Price, and (1) the $18.00 per share redemption trigger price described in Section 6.1 hereof will be adjusted (to the nearest cent) to be equal to 180% of the higher of (x) the Market Value and (y) the New Issuance Price and (2) the $10.00 per share redemption trigger price described in Section 6.2 hereof will be adjusted (to the nearest cent) to be equal to the higher of (x) the Market Value and (y) the New Issuance Price.

4.4.    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1.1, Section 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised such holder’s Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share of Common Stock by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further that, if less than 70% of the consideration receivable by the holders of Common Stock in the applicable event is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within 30 days following public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume-weighted average price of the shares of Common Stock as reported during the ten trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90-day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume-weighted average price of the shares of Common Stock as reported during the ten trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 4.1.1, then such adjustment shall be made pursuant to Section 4.1.1 or Sections 4.2 and 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5.    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, 4.2, 4.3 or 4.4 the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6.    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants (including upon settlement on a “cashless basis” pursuant to Section 7.4 hereof). If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall, upon such exercise, round down to the nearest whole number of shares of Common Stock to be issued to such holder.

4.7.    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8.    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9.    No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Class B Common Stock into Common Stock, or the conversion of the Class B Common Stock into Common Stock, in each case, pursuant to the Company’s amended and restated certificate of incorporation, as amended from time to time.

5.    Transfer and Exchange of Warrants.

5.1.    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.    Fractional Warrants. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from Units following the Detachment Date or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder. The Warrant Agent shall not be required to effect any registration of transfer or exchange of Warrants which would result in the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant, except as part of the Units.

5.4.    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6.    Transfer of Public Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

5.7.    Transfer of Private Placement Warrants. The Warrant Agent shall not register any transfer of Private Placement Warrants or Working Capital Warrants until 30 days after the consummation by the Company of an initial Business Combination, except for transfers (i) to the Company’s sponsors, officers, directors, employees, consultants or affiliates, or any affiliates or family members of any of the Company’s sponsors, officers, directors, employees, consultants or affiliates, any members of a Sponsor, or any affiliates of a Sponsor, (ii) to a holder’s officers, directors, employees or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family or an affiliate of such person, or to a charitable organization, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a Business Combination, (vii) by private sales or transfers made at, prior to or in connection with the consummation of a Business Combination at prices no greater than the price at which the applicable Warrants were originally purchased, (viii) in the event of the Company’s liquidation prior to the completion of its initial Business Combination, (ix) by virtue of the laws of the State of Delaware or the Sponsors’ limited liability company agreements, as amended, upon dissolution of a Sponsor or (x) in the event of the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination (the transferees in each of clauses (i) through (x), the “Permitted Transferees”), in each case (except for clause (x) or with the prior written consent of the Company), on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee agrees to be bound by the terms of the Private Placement Warrants Purchase Agreement.

6.    Redemption.

6.1.    Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice as provided Section 6.3 hereof, at a price (the “Redemption Price”) of $0.01 per Warrant; provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) on each of 20 trading days within the 30 trading day period ending on the third Business Day prior to the date on which notice of redemption is given; provided, further, that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to Section 3.3.1 hereof.

6.2.    Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice as provided Section 6.3 hereof, at a Redemption Price of $0.10 per Warrant; provided that the last reported sales price of the Common Stock equals or exceeds $10.00 per share (subject to adjustment in accordance with Section 4 hereof) on the trading day prior to the date on which notice of the redemption is given, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants and there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, registered holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in Section 3.3.1(b)) (a “Make-Whole Exercise”).

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and the Redemption Date may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares of Common Stock set forth for the higher and lower Fair Market Values and the earlier and later Redemption Dates, as applicable, based on a 365 or 366-day year, as applicable.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares of Common Stock issuable upon exercise of a Warrant is adjusted pursuant to Section 4.1 or Section 4.2. In such an event, the number of shares of Common Stock in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares of Common Stock deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares of Common Stock in the table above shall be adjusted in the same manner and at the same time as the number of shares of Common Stock issuable upon exercise of a Warrant. If the Warrant Price is adjusted (i) pursuant to Section 4.3.2, the adjusted share prices set forth in the column headings of the table above shall be multiplied by a fraction, the numerator of which is the higher of the Market Value and the New Issuance Price and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to Section 4.1.2, the adjusted share prices set forth in the column headings of the table above shall equal the unadjusted share price less the decrease in the Warrant Price of a Warrant pursuant to such exercise price adjustment. In no event will the number of shares of Common Stock issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Warrant (subject to adjustment).

6.3.    Date Fixed for, and Notice of, Redemption. In the event that the Company shall elect to redeem all of the Warrants pursuant to Section 6.1 or 6.2 hereof, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (such period, the “30-Day Redemption Period”) to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.4.    Exercise After Notice of Redemption. The Warrants may be exercised for cash (or, if in connection with a redemption pursuant to Section 6.2 of this Agreement, on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in Section 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4.    Exclusion of Private Placement Warrants and Working Capital Warrants. The Company agrees that the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants or the Working Capital Warrants if, at the time of the redemption, such Private Placement Warrants or Working Capital Warrants continue to be held by the initial purchasers or their Permitted Transferees. However, once such Private Placement Warrants or Working Capital Warrants are transferred (other than to Permitted Transferees in accordance with Section 5.7 hereof), the Company may redeem such Private Placement Warrants or Working Capital Warrants pursuant to Section 6.1 hereof; provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants or Working Capital Warrants to exercise such Private Placement Warrants or Working Capital Warrants prior to redemption pursuant to Section 6.4. Private Placement Warrants or Working Capital Warrants that are transferred to persons other than Permitted Transferees shall, upon such transfer, cease to be Private Placement Warrants or Working Capital Warrants, respectively, and shall become Public Warrants under this Agreement. The Company agrees that the provisions of Section 6.2 shall apply to the Private Placement Warrants and Working Capital Warrants parri passu with the Public Warrants.

7.    Other Provisions Relating to Rights of Holders of Warrants.

7.1.    No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2.    Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3.    Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of shares of its of authorized but unissued Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4.    Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1.     Registration of Common Stock. The Company agrees that as soon as practicable, but in no event later than 20 Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redemption or expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption from registration under the Securities Act) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value and (B) 0.361 shares of Common Stock. Solely for purposes of this Section 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of any doubt, except as provided in Section 7.4.2 hereof, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.1.

7.4.2.     Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in Section 7.4.1 hereof and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8.    Concerning the Warrant Agent and Other Matters.

8.1.    Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2.    Resignation, Consolidation or Merger of Warrant Agent.

8.2.1.     Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit such holder’s Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2.     Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.     Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.    Fees and Expenses of Warrant Agent.

8.3.1.     Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.     Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.    Liability of Warrant Agent.

8.4.1.     Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman or Co-Chairman of the Board and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.     Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3.     Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and non-assessable.

8.5.    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6     Trust Account Waiver. The Warrant Agent acknowledges and agrees that it has no right of set-off or any other right, title, interest or claim of any kind (any “Claim”) in, or to any distribution of, the trust account established by the Company in connection with the Public Offering (as more fully described in the Registration Statement) (the “Trust Account”), and shall not be entitled to any funds in the Trust Account under any circumstance. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account. In the event that the Warrant Agent has a Claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.    Miscellaneous Provisions.

9.1.    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Capitol Investment Corp. VII

1300 17th Street North, Suite 820

Arlington, Virginia 22209

Attn: Mark D. Ein, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, District of Columbia 20004

Attn: Rachel W. Sheridan; Jason M. Licht; Christopher J. Clark

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Deanna L. Kirkpatrick; Derek S. Dostal

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: General Counsel

Fax No.: (646) 291-1469

9.3.    Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4.    Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5.    Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.

9.6.    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8.    Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of at least 50% of the then-outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9.    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CAPITOL INVESTMENT CORP. VII
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

[Signature Page to Warrant Agreement]

Exhibit A

Legend

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG CAPITOL INVESTMENT CORP. VII (THE “COMPANY”) AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS 30 DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT BETWEEN THE COMPANY AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT (THE “WARRANT AGREEMENT”)) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS. SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

A-1

Exhibit B

Form of Warrant Certificate

B-1